                      PLAN AND AGREEMENT OF REORGANIZATION

                                     BETWEEN

                          Home Financing Centers, Inc.
                             (a Nevada corporation)

                                       AND

                          Home Financing Centers, Inc.
                          (a Massachusetts corporation)

This Plan and Agreement of Reorganization is entered into this 4th day of
January 5, 2000, by and between Home Financing Centers Corporation, a Nevada corporation, hereafter referred to as "HFCI", and Home Financing Centers, Inc., a Massachusetts corporation and its shareholders, hereinafter referred to as
"HFC."

This Plan or Reorganization is within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended, HFCI will acquire from the shareholders of HFC, all of the issued end outstanding shares of HFC in return for 13,000,000 shares of the authorized but unissued shares of HFCI. HFC will then become and operate as a wholly owned subsidiary of HFCI.

                                    AGREEMENT

In order to consummate such plan of reorganization, the parties hereto, in consideration of the mutual agreements and on the basis of the representations and warranties hereafter set forth, do hereby agree, as follows:

                                    ARTICLE I

1.01. Transfer of HFC capital stock and consideration for transfer: Subject to the terms and conditions of this Agreement, each HFC shareholder shall have endorsed and delivered his or her certificate to Matthew Markin, Secretary of
HFCI, as Trustee, at the closing date, in exchange for the stated number of shares of HFCI (subject to the provisions of Section 3(a)(9) of the Securities
Act of 1933, as amended) as set forth in 1.02 below.

1.02. Consideration for transfer to HFCI: On this the closing date, subject to the terms and conditions of this Agreement, end in full consideration for the transfer and delivery to HFCI of all the issued and outstanding shares of HFC.
HFCI shall cause to be delivered by its transfer agent, 13,000,000 shares of the authorized but unissued capital stock of HFCI. Said HFCI shares shall be broken down into individual names and amounts as requested in writing by Gary J.
Kovner, authorized agent for the HFC shareholders, and when issued, such shares to be fully paid and nonassessable. Such shares shall not be free trading as they are not at this time

registered or covered by any exemption. Said shares will be restricted in nature and said restriction shall be reflected on the face of all certificates included in the HFCI shares.

                                   ARTICLE II

2.01. Closing: The time of delivery by HFC stockholders of their respective shares as provided in Paragraph 1.01 of this Agreement having already taken place, said shares being held by Matthew Markin, as authorized agent, and the certificate for 13,000,000 shares as authorized by the Board of Directors of
HFCI being in hand for delivery to Gary J. Kovner as authorized agent, closing shall be effective with the signing of this Agreement. For purposes of record, closing shall be effective as of the 4th day of January, 2000, l0 a.m. Eastern
Time.

                                   ARTICLE III

3.01. Representations and Warranties by HFC:

(1) HFC is a corporation duly organized and validly existing and in good standing under the laws of the State of Massachusetts. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement and to carry out and perform the terms and provisions of this Agreement. HFC is duly qualified, licensed, or domesticated and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the nature of its activities conducted or the character of its properties make such qualification, licensing, or domestication necessary.

(2)(a) HFC is duly and lawfully authorized by its Articles of Incorporation, to issue the shares of capital stock required by this Agreement; further, HFC has no other authorized series or class of stock. All of the outstanding shares of
HFC's capital stock have been duly issued.

(b) HFC is not presently liable on account of any indebtedness for borrowed monies, except as reflected on the Balance Sheet described in Subparagraph (4), below.

(c) There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, or other agreements or arrangements of any character or nature whatsoever under which HFC is or may be obligated to issue or purchase shares of its capital stock.

(3) Each HFC stockholder severally and for himself at the time of the Closing on the Closing Date will be the lawful owner of the shares of the capital stock of
HFC held in his name, free and clear of all liens, claims and encumbrances of every kind. Each stockholder has full legal right, power, and authority to sell, assign, and transfer his shares of capital stock of HFC; and the delivery of such shares to any person pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances and claims of every kind.

(4) HFC has furnished HFCI with an unaudited Balance Sheet of HFC as of November
30, 1999, hereinafter referred to as the Balance Sheet. Such financial statement presents fairly the

financial condition of HFC at such date. Specifically, but not by way of limitation, the Balance Sheet discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of HFC at the date thereof.

(5) HFC has not, since November 30, 1999:

(a) Incurred any obligations or liabilities, absolute, accrued, contingent, or otherwise and whether due or to become due, except current liabilities incurred in the ordinary course of business, none of which adversely affects the business or prospects of HFC;

(b) Discharged or satisfied any liens or encumbrances, or paid any obligation or liability, absolute, accrued, contingent or otherwise and whether due or to become due, other than current liabilities shown on the Balance Sheet and current liabilities incurred since the closing of business on the date of the
Balance Sheet, in each case, in the ordinary course of business;

(c) Decided or made any payment or distribution to its Stockholders or purchased or redeemed, or obligated itself to purchase or redeem, any of its shares of
Capital Stock or other securities;

(d) Mortgaged, pledged, or subjected to lien, or other encumbrances or changes, of its assets, tangible or intangible;

(e) Sold or transferred any of its assets except for inventory sold in the ordinary course of business or canceled debt or claim;

(f) Suffered any damage, destruction, or loss (whether or not covered by insurance) affecting the properties, business, or prospects of HFC, or waived any rights of substantial value;

(g) Entered into any transaction other than in the ordinary course of business.

(6) There are no legal actions, suits, arbitrations, or other legal or administrative proceedings pending against HFC which would affect it, its properties, assets, or business. HFC is not in default with respect to any judgment, order or decree of any government agency or instrumentality.

(7) HFC has good and marketable title to all of its properties and assets, including without limitation those reflected in the Balance Sheet and those used or located on property controlled by HFC in its business on the date of the
Balance Sheet and acquired thereafter (except assets sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which (a) are disclosed on the Balance
Sheet as securing specified liabilities; (b) are disclosed in the Schedule of
Assets retorted to in Subparagraph 3.01 (8) hereof; or (c) do not materially adversely affect the use thereof. The building and equipment of HFC are in good condition and repair, reassemble wear and tear excepted. HFC has not been, to the knowledge of any officer of HFC, threatened with any action or proceeding under any building or zoning ordinance, regulation or law.

(8) Prior to Closing Date, HFC will have delivered to HFCI a separate Schedule of Assets, specifically referring to this paragraph, containing:

(a) A true and complete aged list of accounts receivable (if any) as of a date no earlier than the Closing Date.

(b) A true and complete list of all capitalized machinery, tools, equipment, and rolling stock owned by HFC, setting forth all liens, claims, encumbrances, charges, restrictions, covenants, and conditions.

(c) A complete schedule of all fire and other casualty and liability policies of
HFC in effect at the time of delivery of said schedule.

(9) HFC is not a party to, or otherwise bound by, any written or oral:

(a) Contract or agreement not made in the ordinary course of business;

(b) Lease with respect to any property, real or personal, whether as lessor or lessee, except as reflected in the Balance Sheet,

(c) Contract or other commitment continuing for a period of more than thirty days and which is not terminable without cost or other liability to HFC or its successor except as shown on the Balance Sheet.

HFC has in all respects performed all obligations required to be performed by it to date and is not in material default under any of the contracts, agreements, leases, documents, or other arrangement to which it is a party or by which it is otherwise bound.

(10) The books of account, minute books, stock certificate books, and stock transfer ledgers of HFC are complete at Closing and also correct, and there have been no transactions involving the business of HFC which properly should have been set forth in said respective books, other then those set forth therein.

(11) Since the Balance Sheet there has not been any material adverse change in, or event or condition materially and adversely affecting the condition
(financial or otherwise) of the properties, assets or liabilities of HFC,

3.02 HFCI represents and warrants to HFC and its stockholders as follows:

(1) HFCI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(2) HFCI's authorized capital stock consists of 50,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01. At the close of this Agreement no more than 4,000,000 shares of common stock shall be validly issued and outstanding which have been issued. This figure does not reflect the shares beneficially issued to the shareholders of HFC

under Rule 3(e)(9) of the Securities Act of 1933 but does reflect the reverse stock dividend to be announced by the Board of Directors of the corporation.

(3) The execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action. This Agreement constitutes a valid and binding obligation of HFCI in accordance with its terms. No provision of the
Articles of Incorporation and any amendments thereto, by-laws and any amendments thereto, or of any contract to which HFCI is a party or otherwise bound, which prevents HFCI from delivering good title to its shares of such capital stock in the manner contemplated hereunder.

(4) HFCI has furnished HFC and its shareholders with a statement of management, and previous management, that there are no current assets and no liabilities, and that the corporation, and its predecessor have had no activities in which it could have incurred any liabilities since November 30, 1999.

(5) All of the 13,000,000 common shares to be issued to HFC shareholders will, when so issued, be validly issued and outstanding, fully paid and nonassessable.

(6) Since the financial condition statement, there has not been any material or adverse change in, or event or condition materially and adversely affecting the condition of HFCI.

                                   ARTICLE IV

4.01. HFC covenants that all statements made herein and hereto are true and correct and may be relied upon by HFCI.

4.02. HFC covenants and warrants that all books, records and financial statements employed or used in connection with this Agreement are true and correct and that the right to examine same has been extended to HFCI and its representatives.

4.03. Federal Securities Act--Unregistered Stock:

(1) Each HFC stockholder acknowledges that the shares of HFCI common stock to be delivered to him pursuant to this Agreement have not and are not registered under the 1933 Act, as amended, and that accordingly such stock is not fully transferable except as permitted under various exemptions contained in the 1933
Act, and the rules of the Securities and Exchange Commission interpreting said
Act, The provisions contained in this paragraph are intended to ensure compliance with the 1933 Act, as amended.

(2) Each HFC stockholder agrees that the certificates evidencing the shares he will receive shall contain substantially the following legend:

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT
AND MAY NOT BE SOLD OR TRANSFERRED UNLESS THE SAME ARE REGISTERED UNDER THE
SECURITY ACT OF 1933, OR THE COMPANY RECEIVES

AN OPINION FROM COUNSEL. SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT
REQUIRED FOR SALE OR TRANSFER OR THAT THE SHARES HAVE BEEN LEGALLY SOLD IN
BROKER TRANSACTIONS PURSUANT TO RULE 144 OF THE RULES AND REGULATIONS OF THE
SECURITIES AND EXCHANGE COMMISSION PROMULGATED UNDER SECURITY ACT OF 1933."

                                    ARTICLE V

5.01. Conditions Precedent:

(1)  The aggregate number of shares of the corporation's capital stock tendered by the HFC stockholders at the closing shall constitute 100 percent of all of the issued and outstanding Capital Stock of HFC.

                                   ARTICLE VI

6.01. Paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.02. This Agreement shall be construed under and in accordance with the laws of the State of Nevada.

6.03. This Agreement shall be binding on and inure to the benefit of and be enforceable by the HFC shareholders and HFCI, their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise expressly provided herein.

6.04. Should there be any litigation arising from this transaction, the prevailing party shall be entitled to recover reasonable attorney's fees from the other party, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose. These fees shall be in addition to any other relief which may be awarded.

IN WITNESS WHEREOF, the parties hereto have executed this Plan and Agreement of
Reorganization on the date first set forth.

                                          Home Financing Centers, Inc., a Nevada
                                          Corporation

                                             by:
                                                --------------------------------
                                                Matthew Markin, President

                                             by:
                                                --------------------------------
                                                Matthew Markin, Secretary

                                             Home Financing Centers, Inc., a
                                             Massachusetts Corporation

                                             by: /s/ Gary Kovner
                                                --------------------------------
                                                Gary Kovner, President

                                             by: /s/ Gary Kovner
                                                --------------------------------
                                                Gary Kovner, Secretary